Schneider National, Inc. Announces Third Quarter 2024 Results
•Operating Revenues $1.3 billion; $1.4 billion in 2023
•Income from Operations $43.1 million; $46.7 million in 2023
•Diluted Earnings per Share $0.17; Adjusted Diluted Earnings per Share $0.18
•Updated full year Adjusted Diluted Earnings per Share guidance to $0.66 - $0.72
•Updated full year Net Capital Expenditures guidance of approximately $330.0 million

Green Bay, Wis. - November 6, 2024 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three months ended September 30, 2024.
“In the third quarter, our Dedicated and Intermodal businesses demonstrated their resilience, and Logistics maintained its profitable operations,” said Mark Rourke, President and Chief Executive Officer of Schneider. “Dedicated performed well, with a robust new business pipeline, and Intermodal achieved margin growth due to enhanced network optimization, improved dray productivity, and our ongoing cost management actions. Additionally, Logistics continues to effectively manage net revenue and lower the cost of serving customers by advancing our Schneider FreightPower® technology and automation. Finally in our Network truck business, contract pricing continued its positive momentum since the beginning of the year with contract rate renewals at the highest level since first quarter 2022. While this trend is encouraging, present market conditions still do not support additional investment at this time as carriers are not being compensated for the value provided. Network results remain challenged as expected seasonality momentum was not sustained, and we are actively implementing strategies to enhance performance and drive improvement in this offering.”
“From an enterprise standpoint, lower year over year gains on equipment sales and equity investments represented in aggregate a $0.04 EPS headwind. Additionally, auto liability insurance costs increased by $10 million, a $0.04 EPS impact year over year due to higher premiums and increased settlement costs, despite reduced frequency of incidents.”
“As we enter the holiday shipment season, I’d like to thank each of our associates, especially our professional drivers, for their tireless dedication and hard work,” Rourke commented. “We are committed to maximizing shareholder value and advancing our enterprise for long-term success by delivering a seamless customer experience, disciplined execution of our commercial strategy, optimizing our capital allocation across our strategic growth areas, and diligent cost management.”
Results of Operations (unaudited)
The following table summarizes the Company’s results of operations for the periods indicated.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except ratios & per share amounts)	2024	2023	Change	2024	2023	Change
Operating revenues	$1,315.7	$1,352.0	(3)%	$3,951.4	$4,127.2	(4)%
Revenues (excluding fuel surcharge)	1,177.6	1,179.4	—%	3,508.6	3,619.8	(3)%
Income from operations	43.1	46.7	(8)%	122.8	265.1	(54)%
Adjusted income from operations	44.3	47.6	(7)%	126.6	268.9	(53)%
Operating ratio	96.7%	96.5%	(20) bps	96.9%	93.6%	(330) bps
Adjusted operating ratio	96.2%	96.0%	(20) bps	96.4%	92.6%	(380) bps
Net income	$30.6	$35.6	(14)%	$84.4	$211.1	(60)%
Adjusted net income	31.5	36.3	(13)%	87.3	214.0	(59)%
Adjusted EBITDA	143.8	145.5	(1)%	427.4	568.0	(25)%
Diluted earnings per share	0.17	0.20	(15)%	0.48	1.18	(59)%
Adjusted diluted earnings per share	0.18	0.20	(10)%	0.50	1.20	(58)%
Weighted average diluted shares outstanding	175.9	177.7	(1.8)	176.1	178.5	(2.4)

Enterprise Results

Enterprise income from operations for the third quarter of 2024 was $43.1 million, a decrease of $3.6 million, or 8%, compared to the same quarter in 2023. Diluted earnings per share in the third quarter of 2024 was $0.17 compared to $0.20 in the prior year. Adjusted diluted earnings per share was $0.18 in the third quarter of 2024 compared to $0.20 in the same period a year ago. Net gains on sales of transportation equipment and equity investments were $6.2 million and $2.3 million lower, respectively, compared to the same quarter in 2023, a $0.04 impact on earnings per share.

Cash Flow and Capitalization

At September 30, 2024, the Company had $263.7 million outstanding on total debt and finance lease obligations compared to $302.1 million as of December 31, 2023. The Company had cash and cash equivalents of $179.0 million and $102.4 million as of September 30, 2024 and December 31, 2023, respectively.

The Company’s cash provided by operating activities for the third quarter of 2024 increased year over year. Net capital expenditures were lower compared to the same period a year ago primarily due to reduced purchases of transportation equipment. Despite challenging freight market conditions, we have generated strong free cash flow. As of September 30, 2024, year to date free cash flow increased $154.2 million compared to the same period in 2023.

In February 2023, the Company announced the approval of a $150.0 million stock repurchase program. As of September 30, 2024, the Company had repurchased a total of 3.8 million Class B shares for a total of $95.5 million under the program. In July 2024, the Company’s Board of Directors declared a $0.095 dividend payable to shareholders of record as of September 13, 2024, which was paid on October 8, 2024. On October 28, 2024, the Company’s Board of Directors declared a $0.095 dividend payable to shareholders of record as of December 13, 2024, expected to be paid on January 8, 2025. As of September 30, 2024, the Company had returned $49.9 million in the form of dividends to shareholders year to date.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the third quarter of 2024 were $532.2 million, a decrease of $3.1 million, or 1% compared to the same quarter in 2023 due to lower Network volumes, partially offset by Dedicated growth. Dedicated average truck count increased 4% due to new business growth while Network average truck count was down 12%. Truckload revenue per truck per week was $3,971, an increase of 2% compared to the same quarter in 2023. Both Dedicated and Network revenue per truck per week increased year over year.

Truckload income from operations was $23.7 million in the third quarter of 2024, a decrease of $0.8 million, or 3%, compared to the same quarter in 2023 primarily due to lower Network volumes, increased insurance expense, and decreased gains on sales of transportation equipment, offset by Dedicated growth. Truckload operating ratio was 95.5% in the third quarter of 2024 compared to 95.4% in the third quarter of 2023.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the third quarter of 2024 were $264.7 million, an increase of $1.7 million, or 1%, compared to the same quarter in 2023, primarily due to volume growth. Revenue per order was $2,470, a slight increase year over year, due to changes in freight mix which impacted length of haul.

Intermodal income from operations for the third quarter of 2024 was $15.7 million, an increase of $4.6 million, or 41%, compared to the same quarter in 2023. In addition to the volume growth mentioned above, internal cost actions, network optimization, and improved dray productivity contributed to the increase in earnings. Intermodal operating ratio was 94.1% compared to 95.8% in the same quarter in 2023, an improvement of 170 basis points.

Logistics

Logistics revenues (excluding fuel surcharge) for the third quarter of 2024 were $313.7 million, a decrease of $12.3 million, or 4%, compared to the same quarter in 2023, primarily due to lower brokerage revenue per order. Brokerage volumes were down 1% year over year.

Logistics income from operations for the third quarter of 2024 was $7.6 million, a decrease of $0.9 million, or 11%, compared to the same quarter in 2023, primarily due to lower brokerage net revenue per order. Logistics operating ratio was 97.6% in the third quarter of 2024, compared to 97.4% in the third quarter of 2023.

Business Outlook

(in millions, except per share data)	Current Guidance	Prior Guidance
Adjusted diluted earnings per share	$0.66 - $0.72	$0.80 - $0.90
Net capital expenditures	approx. $330.0	$300.0 - $350.0

“The strength of our balance sheet and actions taken to enhance our free cash flow enable us to allocate capital to our strategic priorities, including acquisitive growth,” said Darrell Campbell, Vice President, and Chief Financial Officer of Schneider. “We continue to take measures to improve margins and capital returns, driving resilience and long-term enterprise value.”

“We expect modest improvement in the fourth quarter over a year ago driven by continued stabilization across most of our businesses and improved seasonality, as we continue to position the enterprise for a more sustained market recovery. Based on our third quarter results and our shifted expectations of the timing of freight market improvement, we have updated our full year adjusted diluted earnings per share guidance to $0.66 - $0.72, which assumes a full year effective tax rate of 24.0%. Our updated net capital expenditures guidance is approximately $330 million,” Campbell commented.

Non-GAAP Financial Measure

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, adjusted EBITDA, free cash flow, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2024 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National, Inc. and its subsidiaries (together “Schneider,” the “Company,” “we,” “us,” or “our”) are among the largest providers of surface transportation and logistics solutions in North America. We offer a multimodal portfolio of services and an array of capabilities and resources that leverage artificial intelligence, data science, and analytics to provide innovative solutions that coordinate the timely, safe, and effective movement of customer products. The Company offers truckload, intermodal, and logistics services to a diverse customer base throughout the continental United States, Canada, and Mexico. We were founded in 1935 and have been a publicly held holding company since our IPO in 2017. Our stock is publicly traded on the NYSE under the ticker symbol SNDR.

Our diversified portfolio of complementary service offerings enables us to serve the varied needs of our customers and to allocate capital that maximizes returns across all market cycles and economic conditions. Our service offerings include transportation of full-truckload freight, which we directly transport utilizing either our company-owned transportation equipment and company drivers, owner-operators, or third-party carriers under contract with us. We have arrangements with most of the major North American rail carriers to transport freight in containers. We also provide customized freight movement, transportation equipment, labor, systems, and delivery services tailored to meet individual customer requirements, which typically involve long-term contracts. These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local deliveries, freight handling, specialized equipment, and freight network design. In addition, we provide comprehensive logistics services with a network of thousands of qualified third-party carriers. We also lease equipment to third parties through our wholly owned subsidiary Schneider Finance, Inc., which is primarily engaged in leasing trucks to owner-operators, including, but not limited to, owner-operators with whom we contract, and we provide insurance for both company drivers and owner-operators through our wholly owned insurance subsidiary.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 800-715-9871 toll-free or 646-307-1963 (conference ID: 2793697). A live webcast of the conference call can also be accessed on the Investor Relations section of the Company’s website, Schneider.com, along with the current quarterly investor presentation.

Contact:    Steve Bindas, Director of Investor Relations
920-357-SNDR
investor@schneider.com
Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating revenues	$1,315.7	$1,352.0	$3,951.4	$4,127.2
Operating expenses:
Purchased transportation	491.0	540.0	1,493.0	1,634.9
Salaries, wages, and benefits	347.8	340.4	1,055.2	1,003.7
Fuel and fuel taxes	94.3	115.7	302.7	325.5
Depreciation and amortization	101.9	96.8	307.2	281.8
Operating supplies and expenses—net	169.4	138.5	480.2	427.0
Insurance and related expenses	36.4	26.6	100.7	77.0
Other general expenses	31.8	47.3	89.6	112.2
Total operating expenses	1,272.6	1,305.3	3,828.6	3,862.1
Income from operations	43.1	46.7	122.8	265.1
Other expenses (income):
Interest income	(1.0)	(1.6)	(2.7)	(6.3)
Interest expense	3.6	3.3	11.9	10.1
Other expenses (income)—net	1.2	(1.1)	2.6	(17.3)
Total other expenses (income)—net	3.8	0.6	11.8	(13.5)
Income before income taxes	39.3	46.1	111.0	278.6
Provision for income taxes	8.7	10.5	26.6	67.5
Net income	$30.6	$35.6	$84.4	$211.1

Weighted average shares outstanding	175.2	176.9	175.6	177.7
Basic earnings per share	$0.17	$0.20	$0.48	$1.19

Weighted average diluted shares outstanding	175.9	177.7	176.1	178.5
Diluted earnings per share	$0.17	$0.20	$0.48	$1.18

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$179.0	$102.4
Trade accounts receivable—net	541.1	575.7
Other current assets	367.7	432.8
Net property and equipment	2,581.2	2,581.7
Other noncurrent assets	905.7	864.6
Total Assets	$4,574.7	$4,557.2

Liabilities and Shareholders’ Equity
Trade accounts payable	$208.5	$241.3
Current maturities of debt and finance lease obligations	139.0	104.5
Other current liabilities	309.7	260.4
Long-term debt and finance lease obligations	124.7	197.6
Deferred income taxes	569.0	595.7
Other noncurrent liabilities	256.6	200.9
Shareholders’ Equity	2,967.2	2,956.8
Total Liabilities and Shareholders’ Equity	$4,574.7	$4,557.2

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2024	2023
Net cash provided by operating activities	$486.6	$486.1
Net cash used in investing activities	(287.1)	(776.8)
Net cash used in financing activities	(122.9)	(36.5)
Net increase (decrease) in cash and cash equivalents	$76.6	$(327.2)

Net capital expenditures	$(274.6)	$(428.3)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Truckload	$532.2	$535.3	$1,610.6	$1,605.0
Intermodal	264.7	263.0	765.0	790.1
Logistics	313.7	326.0	957.4	1,051.6
Other	105.2	78.4	295.1	249.5
Fuel surcharge	138.1	172.6	442.8	507.4
Inter-segment eliminations	(38.2)	(23.3)	(119.5)	(76.4)
Operating revenues	$1,315.7	$1,352.0	$3,951.4	$4,127.2

Income (Loss) from Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Truckload	$23.7	$24.5	$69.3	$151.9
Intermodal	15.7	11.1	37.3	64.8
Logistics	7.6	8.5	24.2	39.8
Other	(3.9)	2.6	(8.0)	8.6
Income from operations	$43.1	$46.7	$122.8	$265.1

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance.

Truckload

The following table presents our Truckload segment KPIs for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes.

The two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Dedicated
Revenues (excluding fuel surcharge) (1)	$347.5	$324.9	$1,035.3	$930.7
Average trucks (2) (3)	6,617	6,358	6,672	6,115
Revenue per truck per week (4)	$4,070	$3,986	$4,020	$3,958
Network
Revenues (excluding fuel surcharge) (1)	$185.2	$210.1	$575.2	$674.4
Average trucks (2) (3)	3,780	4,319	3,980	4,392
Revenue per truck per week (4)	$3,798	$3,795	$3,744	$3,993
Total Truckload
Revenues (excluding fuel surcharge) (5)	$532.2	$535.3	$1,610.6	$1,605.0
Average trucks (2) (3)	10,397	10,677	10,652	10,507
Revenue per truck per week (4)	$3,971	$3,909	$3,917	$3,972
Average company trucks (3)	8,997	8,762	9,083	8,570
Average owner-operator trucks (3)	1,400	1,915	1,569	1,937
Trailers (6)	47,257	47,007	47,257	47,007
Operating ratio (7)	95.5%	95.4%	95.7%	90.5%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level and, therefore does not sum with amounts presented above.
(6)Includes entire fleet of owned trailers, including trailers with leasing arrangements between Truckload and Logistics.
(7)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents the KPIs for our Intermodal segment for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Orders (1)	106,345	105,351	309,927	308,718
Containers	26,603	27,185	26,603	27,185
Trucks	1,417	1,457	1,417	1,457
Revenue per order (2)	$2,470	$2,461	$2,452	$2,573
Operating ratio (3)	94.1%	95.8%	95.1%	91.8%
(1)Based on delivered rail orders.
(2)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(3)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents the KPI for our Logistics segment for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating ratio (1)	97.6%	97.4%	97.5%	96.2%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, (5) adjusted EBITDA, (6) free cash flow, and (7) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage such fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry. Free cash flow is used as a measure to assess overall liquidity and does not represent residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Operating revenues	$1,315.7	$1,352.0	$3,951.4	$4,127.2
Less: Fuel surcharge revenues	138.1	172.6	442.8	507.4
Revenues (excluding fuel surcharge)	$1,177.6	$1,179.4	$3,508.6	$3,619.8

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Income from operations	$43.1	$46.7	$122.8	$265.1
Litigation and audit assessments (1)	—	—	—	2.9
Acquisition-related costs (2)	—	0.9	—	0.9
Amortization of intangible assets (3)	1.2	—	3.8	—
Adjusted income from operations	$44.3	$47.6	$126.6	$268.9
(1)Includes $2.9 million for the nine months ended September 30, 2023 for charges related to adverse audit assessments for prior period state sales tax on rolling stock equipment used within that state.
(2)Advisory, legal, and accounting costs related to the acquisition of M&M in 2023.
(3)Amortization expense related to intangible assets acquired through recent business acquisitions. As we finalized our purchase accounting adjustments related to intangible assets, we made the decision to exclude the related amortization expense from adjusted income from operations and adjusted net income beginning in the fourth quarter of 2023. Although intangible assets contribute to our revenue generation, the amortization of intangible assets does not directly relate to transportation services provided to our customers.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except ratios)	2024	2023	2024	2023
Total operating expenses	$1,272.6	$1,305.3	$3,828.6	$3,862.1
Divide by: Operating revenues	1,315.7	1,352.0	3,951.4	4,127.2
Operating ratio	96.7%	96.5%	96.9%	93.6%

Total operating expenses	$1,272.6	$1,305.3	$3,828.6	$3,862.1
Adjusted for:
Fuel surcharge revenues	(138.1)	(172.6)	(442.8)	(507.4)
Litigation and audit assessments	—	—	—	(2.9)
Acquisition-related costs	—	(0.9)	—	(0.9)
Amortization of intangible assets	(1.2)	—	(3.8)	—
Adjusted total operating expenses	$1,133.3	$1,131.8	$3,382.0	$3,350.9

Operating revenues	$1,315.7	$1,352.0	$3,951.4	$4,127.2
Less: Fuel surcharge revenues	138.1	172.6	442.8	507.4
Revenues (excluding fuel surcharge)	$1,177.6	$1,179.4	$3,508.6	$3,619.8

Adjusted operating ratio	96.2%	96.0%	96.4%	92.6%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Net income	$30.6	$35.6	$84.4	$211.1
Litigation and audit assessments	—	—	—	2.9
Acquisition-related costs	—	0.9	—	0.9
Amortization of intangible assets	1.2	—	3.8	—
Income tax effect of non-GAAP adjustments (1)	(0.3)	(0.2)	(0.9)	(0.9)
Adjusted net income	$31.5	$36.3	$87.3	$214.0
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted EBITDA

We define “adjusted EBITDA” as net income, adjusted to exclude net interest expense, our provision for income taxes, depreciation and amortization, and certain items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Net income	$30.6	$35.6	$84.4	$211.1
Interest expense, net	2.6	1.7	9.2	3.8
Provision for income taxes	8.7	10.5	26.6	67.5
Depreciation and amortization	101.9	96.8	307.2	281.8
Litigation and audit assessments	—	—	—	2.9
Acquisition-related costs	—	0.9	—	0.9
Adjusted EBITDA	$143.8	$145.5	$427.4	$568.0

Free cash flow

We define “free cash flow” as net cash provided by operating activities less net cash used for capital expenditures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Net cash provided by operating activities	$206.4	$182.9	$486.6	$486.1
Purchases of transportation equipment	(107.7)	(156.2)	(328.1)	(500.6)
Purchases of other property and equipment	(8.4)	(8.5)	(27.8)	(33.9)
Proceeds from sale of property and equipment	23.1	34.5	81.3	106.2
Net capital expenditures	(93.0)	(130.2)	(274.6)	(428.3)
Free cash flow	$113.4	$52.7	$212.0	$57.8

Adjusted diluted earnings per share (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Diluted earnings per share	$0.17	$0.20	$0.48	$1.18
Non-GAAP adjustments, tax effected	0.01	—	0.02	0.02
Adjusted diluted earnings per share	$0.18	$0.20	$0.50	$1.20
(1) Table may not sum due to rounding.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company’s management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K filed on February 23, 2024, subsequent Reports on Form 10-Q and 8-K, and other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to: inflation, both in the U.S. and globally; our ability to successfully manage operational challenges and disruptions, as well as related federal, state, and local government responses arising from future pandemics; economic and business risks inherent in the truckload and transportation industry, including inflation, freight cycles, and competitive pressures pertaining to pricing, capacity, and service; our ability to effectively manage truck capacity brought about by cyclical driver shortages and successfully execute our yield management strategies; our ability to maintain key customer and supply arrangements (including dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics; volatility in the market valuation of our investments in strategic partners and technologies; our ability to manage and effectively implement our growth and diversification strategies and cost saving initiatives; our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity; risks related to demand for our service offerings; risks associated with the loss of a significant customer or customers; capital investments that fail to match customer demand or for which we cannot obtain adequate funding; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase agreements, our ability to recover fuel costs through our fuel surcharge programs, and potential changes in customer preferences (e.g. truckload vs. intermodal services) driven by diesel fuel prices; fluctuations in the value and demand for our used Class 8 heavy-duty tractors and trailers; our ability to attract and retain qualified drivers and owner-operators; our reliance on owner-operators to provide a portion of our truck fleet; our dependence on railroads in the operation of our intermodal business; service instability, availability, and/or increased costs from third-party capacity providers used by our business; changes in the outsourcing practices of our third-party logistics customers; difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers; variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations and the increased costs of compliance with existing or future federal, state, and local regulations; political, economic, and other risks from cross-border operations and operations in multiple countries; risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; risks associated with severe weather and similar events; significant systems disruptions, including those caused by cybersecurity events and firmware defects; exposure to claims and lawsuits in the ordinary course of business; our ability to adapt to new technologies and new participants in the truckload and transportation industry.

The Company undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this earnings release.